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                                  EXHIBIT 5.0
                                PIPER & MARBURY
                                    L.L.P.
                             CHARLES CENTER SOUTH
                            36 SOUTH CHARLES STREET
                        Baltimore, Maryland 21201-3010       WASHINGTON
                                410-539-2530                 NEW YORK
                              FAX: 410-539-0489              PHILADELPHIA
                                                             EASTON



                                 June 22, 1999


Omnipoint Corporation
3 Bethesda Metro Center
Suite 400
Bethesda, Maryland 20814

Ladies and Gentlemen:

     We have acted as counsel to Omnipoint Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the "Amendment No. 1") registering 250,000 shares of Common Stock, par value $.01 per share, issuable pursuant to the exercise of stock options granted under the Omnipoint Corporation Amended and Restated Employee Stock Purchase Plan (the "Plan") (shares registered under the Plan pursuant to the Amendment No. 1 referred to as the "Plan Shares").

     We have examined copies of the Corporation's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, the Plan, all resolutions adopted by the Corporation's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Corporation and others.

     Based upon the foregoing, we are of the opinion that the Plan Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

     The opinion set forth herein is limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

     We hereby consent to the filing of this opinion as Exhibit 5.0 to the Post-Effective Amendment No. 1 to the Registration Statement.

                              Very truly yours,

                              /s/ Piper & Marbury L.L.P.